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                                 EXHIBIT 21.1

The subsidiaries of the Clarus Corporate are:

        Clarus Professional Services, L.L.C., a Georgia limited liability company
        SQL Financials Europe, Inc., Delaware corporation
        Clarus CSA, Inc., a Delaware corporation